Exhibit 99.1
August 2, 2011
To our Stockholders,
On behalf of your board of directors and management team, I am pleased to provide you with an update on our company, Healthcare Trust of America, Inc. (HTA).
Strong Sector Dynamics
With the continued uncertainty around an economic recovery, HTA remains strong. Our company is one of the largest healthcare REITs focused on high-quality medical office buildings in the United States and has a strong track record of growth. We currently own an approximately $2.3 billion healthcare real estate portfolio, based on purchase price, comprised of 11.1 million square feet of gross leasable area in 25 states, consisting predominately of Class A medical office buildings. We believe that medical office buildings strategically located on-campus will capture an increasing share of demand for healthcare services over the next 20 to 30 years. We believe the continued aging population of Americans requiring increased medical services, combined with the strong employment demands required by the healthcare industry, will continue to drive medical office demand. We also believe this real estate sector provides attractive yields, stable income, and growth opportunities given its direct linkage to the steady and fast growing healthcare industry. We will continue to focus our company and our acquisition philosophy on the ownership of medical office buildings in strategic geographic locations associated with high quality healthcare systems.
Attached, HTA has presented certain supplemental portfolio, healthcare sector, and corporate information detailing the composition and financial status of our company as of March 31, 2011.
Balance Sheet Strength and Investment Grade Credit Rating
Our conservative investment philosophy, the strength of our portfolio, and our low leveraged balance sheet provides us with substantial flexibility and ample liquidity to grow cash flows through acquisitions of medical office buildings. Today, we have $668 million of debt outstanding, equating to a leverage ratio of approximately 28% on our total assets, with $54.6 million and $48.7 million coming due in 2011 and 2012, respectively. As of March 31, 2011, we had a cash position of approximately $207 million. In May 2011, we increased our unsecured credit facility, led by JP Morgan, Wells Fargo and Deutsche Bank, to $575 million. With our strong cash position, strong balance sheet, and low leverage we have the borrowing capacity to acquire over $1 billion of medical office buildings. Additionally, HTA achieved and was assigned a credit rating of BBB- by Standard & Poor’s Rating Services and Baa3 from Moody’s Investors Service on July 21 and July 26, respectively, both with stable outlook. Our ongoing business plan is to achieve the most competitive cost of capital, as we continue to grow.
Opportunities
We appreciate the fact that many of our stockholders have continued to reinvest their distributions. We believe this demonstrates continued confidence in our company. As we move forward, we will continue to focus on the fundamentals of growing our business and creating value in every aspect of our business. We have a business model, high quality employees and an organization that actively identifies and pursues value opportunities for our stockholders. Our strategy has been, and remains, that we position ourselves to have options, and the flexibility and capacity to advance our company, long-term through economic cycles.
Going Forward
In closing, we recognize the inherent volatility of the marketplace over the last 6-9 months and the need to be realistic, innovative and strategic in our decisions. We are very proud of the sustained growth of our company, aligning management’s interests, and the value we have created with our stockholders. As a public non-traded REIT, we provide our stockholders with the potential for income and growth through a non-liquid investment in a diversified portfolio of real estate assets, with targeted liquidity by September 2013. We continue to take steps to position our company to maximize stockholder value and achieve these goals. Thank you for your confidence and support.
Sincerely,
/s/ Scott D. Peters
Scott D. Peters
Chairman, CEO, and President
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